Exhibit 99.2
CHINA ARMCO METALS, INC.

Compensation Committee Charter

I.           GENERAL

The primary functions of China Armco Metals, Inc. (the “Company”) Compensation Committee (the “Committee”) of its Board of Directors of (the “Board”) are to review and recommend compensation policies and programs, as well as salary and benefit levels for Company executives, to the Board for its approval and implementation.

II.           COMPOSITION AND QUALIFICATIONS

The Committee shall consist of at least two directors, each of whom shall (a) meet the independence requirements established by the Board and applicable laws, regulations and listing requirements, (b) be a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and (c) be an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

III.           APPOINTMENT AND REMOVAL

The members of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal.  The Board may remove the members of the Committee, with or without cause, by a majority vote of the Board then in office.  Any vacancy in the Committee occurring for any reason may be filled by the majority vote of the Board then in office.  Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee.  A majority of the members of the Committee shall constitute a quorum for the transaction of business and the act of a majority of those present at any meeting at which there is a quorum shall be the act of the Committee.  The Committee shall appoint one individual, who need not be a member of the Committee or a director of the Company, to serve as Secretary.

IV.           DUTIES AND RESPONSIBILITIES

The duties of the Committee are as follows:

1.  To oversee and advise the Board on the adoption of policies that govern the Company's compensation and benefit programs.

2.  Review and approve corporate goals and objectives relevant to the compensation of the chief executive officer and other executive officers to ensure that such compensation goals and objectives are aligned with the Company’s objectives and shareholder interests.

3.  Review and evaluate the performance of the chief executive officer and other executive officers and other key employees of the Company in light of the goals and objectives of the Company and shareholder interests, and either as a committee or together with the other independent directors (as directed by the Board of Directors) determine and approve their annual compensation packages, including base salaries, stock options and other stock-based incentives, variable pay amounts and variable pay metrics, based on these evaluations and in accordance with the terms of the Company’s incentive compensation programs, including the Company’s stock option plan.  The chief executive officer may not be present during voting or deliberations concerning his or her compensation.

4.  Monitor the effectiveness of benefit plan offerings and approve changes where appropriate.

5.  Review and discuss with management the annual Compensation Discussion and Analysis (“CD&A”) disclosure regarding named executive officer compensation and, based on this review and discussions, recommend whether the Company include the CD&A in the Company’s annual report on Form 10-K and annual proxy statement as required by the rules of the U.S. Securities and Exchange Commission or any other applicable regulatory body.

6.  Review and evaluate all compensation plans at least annually and make recommendations to the Board of Directors as appropriate. Review and approve, or recommend to the full Board of Directors, non-chief executive officer compensation, executive incentive compensation plans and equity-based plans in which executive officers and members of the Board of Directors are eligible to participate or any amendments or modifications to such compensation or plans.

7.  Supervise and oversee the administration of the Company’s incentive compensation, variable pay and stock programs.

8.  Review and act upon management proposals to (i) designate key employees to incentive compensation programs; and (ii) approve additional benefit plans.

9.  Recommend to the Board of Directors compensation for non-employee directors.

10.  Have sole authority to retain and terminate executive compensation consultants, including the fees and other terms of their engagements, to advise on the evaluation and compensation of members of the board of directors, the chief executive officer and other executive officers of the Company.

11.  Have authority to delegate any or all of its responsibilities to a subcommittee of the Committee, as permitted by the laws and regulations that govern its actions.

12.  Report regularly to the Board of Directors (i) following meetings of the Committee, (ii) with respect to those matters that are relevant to the Committee’s discharge of its responsibilities, and (iii) with respect to those recommendations that the Committee may deem appropriate.  The report to the Board of Directors may take the form of an oral report by the Chairman of the Committee or any other member of the Committee designated by the Committee to make such report.

13.  Perform a review and evaluation, at least annually, of the performance of the Committee and its members, including a review of the compliance of the Committee with this Charter.  In addition, the Committee shall review and reassess periodically the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable.  The Committee shall conduct such evaluations and reviews in the manner it deems appropriate.

In carrying out its duties set out herein the Committee, as it deems necessary or appropriate in its sole discretion, (i) shall have access to any officers and employees of the Company, as well as information concerning the Company, (ii) may retain legal, financial or compensation advisors or consultants, and determine the fees and other terms of their engagements, and (iii) shall have the authority to delegate any or all of its responsibilities to a subcommittee, subject to applicable laws and regulations.

Adopted October 26, 2009